Exhibit 99.1

NEXSTAR MEDIA GROUP RAISES QUARTERLY CASH

DIVIDEND BY 50% TO $1.35 PER SHARE

Dividend Represents a 2.8% Annualized Yield
Based on the Closing Stock Price on January 26, 2023

Increase Marks Tenth Consecutive Annual Cash Dividend Increase

IRVING, Texas (January 27, 2023) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 50% increase to its quarterly cash dividend to $1.35 per share beginning with the dividend declared for the first quarter of 2023. The dividend is payable on Friday, February 24, 2023, to shareholders of record on Friday, February 10, 2023.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “The 50% increase in our 2023 quarterly cash dividend substantially exceeds our historical compound annual dividend growth rate of 25%. This outsized increase highlights our confidence in Nexstar’s ability to continue to generate significant free cash flow and our commitment to return capital to shareholders.

“Our strong free cash flow enables us to not only increase the percentage of capital returned to shareholders in the form of dividends but also continue to opportunistically repurchase shares, as well as reduce debt and pursue strategic opportunities to create shareholder value.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including nearly 300,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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